EXHIBIT 10G
                      1997 DEFERRED COMPENSATION PLAN FOR THE
                            BOARD OF DIRECTORS
                                    OF
                   CHIQUITA BRANDS INTERNATIONAL, INC.
                     (CONFORMED TO INCLUDE AMENDMENTS
                    EFFECTIVE THROUGH JANUARY 1, 2001)

     1.   ESTABLISHMENT AND PURPOSE

          1.1 Effective January 1, 1997, Chiquita Brands International, Inc., a New Jersey corporation, adopts this Chiquita Brands International, Inc. Deferred Compensation Plan to enable eligible members of the Board of Directors of the Company to elect deferral of payment of their Compensation.

          1.2 A Director's deferral shall be governed by the Plan that was in effect at the time the deferral is made, provided that the Administrator may make certain administrative changes including the timing of payments pursuant to Article 10 and any other amendments permitted by Section 15.4.

     2.   PLAN OBJECTIVES

          2.1 The purpose of this Plan is to allow participants to achieve the following objectives:

               (a) Accumulate income for retirement; and

               (b) Provide opportunity for financial growth.

     3.   DEFINITIONS

          When used in this Plan, the following words and phrases shall have the following meanings:

          3.1 ACCOUNT means the record maintained for each Participant to which all deferrals, investment indices and distributions are credited and debited for each Plan Year.

          3.2 ADMINISTRATOR means the Employee Benefits Committee appointed by the Company's Board of Directors.

           3.3 COMPANY means Chiquita Brands International, Inc.

          3.4 COMPENSATION means fees earned for services rendered as a member of the Board of Directors during a given Plan Year.

          3.5 DIRECTOR means a member of the Board of Directors of the Company.

           3.6 DISABLED AND DISABILITY mean that a Participant, as a result of accident or illness, is physically, mentally or emotionally unable to perform the duties as a member of the Board of Directors, and in the Administrator's opinion is likely to remain so Disabled for at least one year. The Administrator shall make all determinations as to whether a Director is Disabled and shall use such evidence, including independent medical reports and data, as the Administrator deems necessary and desirable.

          3.7 EXPIRATION DATE means, with respect to each annual deferral under Section 7.1, the earlier of (i) the last day of the year to which a Participant elects to defer Compensation pursuant to Section 8.1, or (ii) the last day of the year during which a Director dies, becomes Disabled or retires or is otherwise no longer a member of the Board of Directors of the Company.

          3.8 PARTICIPANT means a member of the Board of Directors who is entitled to participate and participates in the Plan for a designated Plan Year.

          3.9 PLAN means this 1997 Deferred Compensation Plan for the Board of Directors of Chiquita Brands International, Inc., as it may be amended from time to time.

          3.10 PLAN YEAR means the calendar year, January 1 through December 31.

     4.  ELIGIBILITY

          4.1 Members of the Board of Directors of the Company who are not also employees of the Company are eligible to participate in the Plan.

     5.  PARTICIPATION

          5.1 A Participant elects to participate in the Plan by delivering to the Administrator, before the beginning of each Plan Year, a properly completed enrollment form.

          5.2 The enrollment form shall conform to the terms and conditions of the Plan.

     6.  DEFERRED COMPENSATION ACCOUNT

          6.1 Each Plan Year a deferred compensation Account will be established for each Participant.

          6.2 All Compensation deferred by the Participant, all increases in the value of the Account resulting from the application of the appropriate Interest Index, all other amounts credited to the Account pursuant to this Plan and all distributions from the Account to the Participant or the Participant's beneficiary(ies) or estate shall be reflected in the Account.

           6.3 All Accounts shall be maintained by the Administrator.

     7.  DEFERRAL

          7.1 At the time of enrollment, a Participant must elect to defer at least 10% of such Participant's Compensation for services rendered in the next Plan Year.

          7.2 Compensation deferred under this Plan shall be credited to the Participant's Account on the date such amounts would have otherwise been paid.

          7.3 The deferral sources and amounts elected for a given Plan Year are irrevocable.

     8.  DEFERRAL TERM

        8.1 At the time a Participant elects to defer Compensation, the Participant must also elect the term for which such deferral is made (the "Deferral Term"). The Deferral Term must be either a fixed number of years or the date on which the Participant dies, becomes Disabled, or retires or is otherwise no longer a member of the Board of Directors of the Company.

        8.2 A Deferral Term that is for a fixed number of years must be in full year increments.

        8.3    A Deferral Term, once elected, is irrevocable.

        8.4 Should a Participant die, become Disabled or if the Participant retires or otherwise is no longer a member of the Board of Directors of the Company before the end of a Deferral Term that is for a fixed number of years, the date of the death, Disability or retirement or other event will trigger the end of the Deferral Term.

     9.  INTEREST INDICES

        9.1 Amounts deferred under this Plan shall accrue interest from the date which is the midpoint of the calendar quarter in which the deferrals are credited to the Participant's Account until the Expiration Date. Such interest shall be credited to the Account quarterly, at the interest rate specified in the Interest Rate Schedule for the respective Plan Year and Deferral Term elected by the Participant.

     10. PAYMENT FORM AND METHOD

        10.1 All payments from the Plan shall be made in the form of cash.

        10.2 At the time of enrollment for a given Plan Year, a Participant shall elect the method of payment desired upon the Expiration Date of the Deferral Term elected.

        10.3 Only lump sum payments will be available (and installment payments will not be available) for any deferrals of Compensation earned on or after January 1, 1997 and before January 1, 1998. A Participant may choose either a lump sum or an equal annual installment payment method for any deferrals of Compensation earned during any Plan Year beginning on or after January 1, 1998.

        10.4 The payment method elected may be separate for each Deferral Term for the respective Plan Years.

        10.5 Should a Participant elect annual installments, the Participant must select at the time of enrollment the length of time over which installments are to be received in accordance with Article 12 below.

        10.6 The payment method and the installment period elected for deferrals in a given Plan Year are irrevocable.

     11. ACCOUNT STATEMENT

        11.1 Account statements will be sent periodically (at least annually) to each Participant until the Participant's Account has been completely distributed.

        11.2 The appropriate Interest Rate Schedules will be used for crediting the deferrals accrued pursuant to Section 9.

     12. ACCOUNT DISTRIBUTION

        12.1 Payment will be made (or in the case of installments, begin) as soon as administratively practicable after the Participant's Account is valued pursuant to Section 9 following the Expiration Date. Prior to the commencement of payments from the Participant's Account, the Account will continue to accrue interest and dividends in accordance with the Participant's investment index election through the Expiration Date. For lump sum payments, no interest or credits will accrue after the Expiration Date. For installment payments, interest will accrue at the prime rate after the Expiration Date. All subsequent installments payments will be made on or about the anniversary date of the initial installment payment until the installment payments are completed.

        12.2 Equal annual installments shall be at least $2,000 per deferral type per year. Installment payments will be made annually over a period not to exceed ten years. The Administrator shall have the right to reduce the length of the installment period to that which provides an equal annual installment of at least $2,000.

        12.3 The ongoing process of an equal installment distribution shall be as follows:

                12.3.1 The Participant's account shall no longer be
                       valued based on the Graduated Interest Index or the Stock Index.

               12.3.2 Interest shall be credited quarterly throughout the distribution period, based on the Prime Rate as announced by the Federal Reserve Bank of Cleveland as of the first day of each calendar quarter, for both Graduated Interest Index and Stock Index balances.

               12.3.3 The Administrator may accelerate payment of any amount remaining in the Account to the extent that the amounts being paid are not sufficiently large enough to warrant the administrative expense being incurred.

     13. HARDSHIP DISTRIBUTIONS

        13.1 Distribution of payments from a Participant's Account prior to the Expiration Date shall be made only if the Administrator, after consideration of a written application by the Participant, determines that the Participant has sustained financial hardship.

        13.2 Any hardship distribution shall be withdrawn from the Participant's Account starting with the most current Plan Year, continuing in reverse chronological order.

     14. BENEFICIARY DESIGNATION

          14.1 A Participant shall have the right to designate one or more beneficiaries and to change any beneficiary previously designated.

          14.2 A Participant shall submit his or her beneficiary designation in writing using the beneficiary designation form. The Participant shall deliver the completed form to the Administrator.

          14.3 The most recently dated and filed beneficiary designation shall cancel all prior designations.

          14.4 In the event of the Participant's death before payment from the Account, the amount otherwise payable to the Participant shall be paid to the designated beneficiary(ies) or, if no beneficiary, to the estate, according to the provisions of Section 12, as applicable.

     15. GENERAL PROVISIONS

        15.1 PARTICIPANT'S RIGHTS UNSECURED. The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant's Account be segregated on the books of the Company or be held by the Company in trust for a Participant and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

          15.2 NON-ASSIGNABILITY. The right to receive payments shall not be transferrable or assignable by a Participant. Any attempted assignment or alienation of payments shall be void and of no force or effect.

          15.3 ADMINISTRATION.  The Administrator shall have       the
               authority to adopt rules, regulations and procedures for carrying out this Plan, and shall interpret, construe and implement the provisions of the Plan according to the laws of the State of Ohio. Any such interpretation by the Administrator shall be final, binding and conclusive.

          15.4 AMENDMENT AND TERMINATION. The Company expressly reserves the sole and exclusive right to amend, modify, or terminate this Plan at any time by action of the Board of Directors of the Company or, to the extent it has delegated such authority, by action of the Employee Benefits Committee. Any amendment, modification, or termination shall be in writing authorized by the Board of Directors or the Employee Benefits Committee, as the case may be, and signed by an officer of the Company. However, no amendment, modification, or termination of this Plan shall adversely affect any Participant's accrued rights arising from any election to defer Compensation made prior to such amendment, modification or termination of the Plan.

          15.5 CONSTRUCTION. The singular shall also include the plural where appropriate.

          15.6 CONTRACT RIGHTS.  This Plan does not give any
               Participant the right to be retained as a member of the Board of Directors of the Company.